UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                    FORM 8-K

                                 March 12, 1999


                         Commission File Number 0-17383

                          ML-LEE ACQUISITION FUND II, L.P.
      (Exact name of registrant as specified in its Governing Instruments)

           Delaware                                 04-3028398
(State or other jurisdiction            (IRS Employer Identification No.)
of incorporation or organization)

                             World Financial Center
                            South Tower - 14th Floor
                          New York, New York 10080-6114
              (Address of principal executive offices and zip code)

Registrant's telephone number, including area code:  (212) 236-6562

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                              Item 5. Other Events


     On March 12, 1999, ML-Lee Acquisition Fund II, L.P. and ML-Lee Acquisition Fund (Retirement Accounts), II L.P. (together the "Funds") entered into a Note Repurchase and Warrant Cancellation Agreement (the "Agreement") with Stablex Canada Inc., a Canadian Corporation, and Seaway TLC Inc., a Canadian Corporation, to purchase, retire, and cancel all of the Subordinated Notes and Junior Notes now outstanding and held by the Funds (including all Deferred Interest Notes or accrued interest therefrom). Also, pursuant to the Agreement, the Funds relinquished all Warrants held by the Funds. The total amount received by the Funds for retiring the foregoing Notes and Warrants was $12,000,000, of which $5,605,200 was allocated to ML-Lee Acquisition Fund II, L.P. and $6,394,800 was allocated to ML-Lee Acquisition Fund (Retirement Accounts) II, L.P.

     Any distribution of the Distributable Capital Proceeds related to the payment received will be made in connection with the first quarter cash distribution to Limited Partners of record as of the date of the repurchase.

     In addition, under the Agreement, the Funds are entitled, collectively, to receive twenty percent (20%) of the net proceeds of any payment or consideration or distribution (whether received in cash, property or securities or any combination thereof) arising out of transfer, disposition, recapitalization or exchange of substantially all of the stock or other equity interest in either Stablex Canada Inc. or Seaway TLC Inc. if such transaction is consummated within forty-two (42) months from the closing of the Agreement. Any Distributable Capital Proceeds related to any later receipt of funds pursuant to the Agreement will be payable to Limited Partners of record as of the date of receipt of such amounts.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 18th day of March 1999.


              Signature                           Title


/s/ Robert J. Remick
--------------------                ML Mezzanine II Inc.
Robert J. Remick                    Vice President and Treasurer
                                    (Principal Financial Officer of Registrant)